LEGG MASON PARTNERS MONEY MARKET TRUST

Western Asset Money Market Fund
Western Asset Government Money Market Fund

Sub Item 77I Terms of New or Amended Securities

Registrant incorporates by reference
Registrant's Supplement dated May 18, 2009 to the Prospectus dated April 30, 2009, as supplemented on May 18, 2009.
(Accession No. 0001193125-09-113938)